Exhibit 10.19

EMPLOYMENT AND SEVERANCE AGREEMENT
AS AMENDED AND RESTATED
(As amended through December 16, 2025)

    This Employment and Severance Agreement (the “Agreement”), originally effective as of April 5, 2013, as amended and restated as of January 1, 2021, as further amended as of February 23, 2022, and as further amended as of December 16, 2025, by and between AGCO CORPORATION, a Delaware corporation (the “Company”), and Eric Hansotia (the “Executive”).

WITNESSETH:

    In consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive do hereby agree as follows:

    1.    EMPLOYMENT.

        (a)    The Company hereby employs the Executive, and the Executive hereby agrees to serve the Company, upon the terms and conditions set forth in this Agreement.

        (b)    The employment term commenced on July 1, 2013, and shall continue in effect until terminated in accordance with Section 5 of this Agreement.

    2.    POSITION AND DUTIES.

The Executive shall serve as President and Chief Executive Officer of the Company and shall perform such duties and responsibilities as may from time to time be prescribed by the Company’s board of directors (the “Board”), provided that such duties and responsibilities are consistent with the Executive’s position. The Executive shall perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities and shall devote all of his working time and efforts to the business and affairs of the Company and its affiliates; provided, with the consent of the Chair of the Governance Committee of the Company, the Executive may serve on boards of directors of other corporations. During the three (3) years following a Change in Control (as defined herein), the Executive’s position (including offices, titles and reporting requirements), duties, and responsibilities shall not be reduced, and the Executive shall not be required to work at a location other than the location at which the Executive was based at the time of the Change in Control.

    3.    COMPENSATION.

        (a)    BASE SALARY. The Company shall pay to the Executive an annual base salary (“Base Salary”) of U.S. $1,150,000, payable in equal semi-monthly installments throughout the term of such employment subject to Section 5 hereof (except that the first and last semi-monthly installments may be prorated, if necessary) and subject to applicable tax and payroll deductions. The Company shall consider increases in the Executive’s Base Salary annually, and any such increase in salary implemented by the Company shall become the Executive’s Base Salary for purposes of this Agreement.

        (b)    INCENTIVE COMPENSATION. Provided Executive has duly performed his obligations pursuant to this Agreement, the Executive shall be entitled to participate in the Management Incentive Plan and the Long-Term Incentive Plan that is implemented by the Company, subject to the terms and conditions of such plans.

        (c)    SUPPLEMENTAL EMPLOYEE RETIREMENT PROGRAM. During the term of this Agreement, the Executive shall be entitled to participate in the AGCO Corporation Supplemental Executive Retirement Plan (“SERP”), subject to the terms and conditions of the SERP.

        (d)    OTHER BENEFITS. During the term of this Agreement, the Executive shall be entitled to participate in the employee benefit plans and arrangements which are available to senior executive officers of the Company, including, without limitation, group health and life insurance, pension and savings, and expense reimbursement, subject to the terms and conditions of such plans and arrangements.

        (e)    FRINGE BENEFITS. The Company shall pay or reimburse the Executive promptly for all reasonable and necessary expenses incurred by him in connection with his duties hereunder, upon submission by the Executive to the Company of such written evidence of such expenses as the Company may require. Throughout the term of this Agreement, the Company:

(i)subject to the Company’s right to change its overall policy with respect to providing vehicles to senior executives, will provide the Executive with the use of a vehicle for purposes within the scope of his employment and shall pay, or reimburse Executive for, all expenses for fuel, maintenance and insurance in connection with such use of the automobile. The Company shall make any such reimbursement or payments under this Section 3(e)(i) as soon as administratively practicable following submission of such written evidence of such expenses as the Company may require, but in no event will such reimbursements or payments be made later than the last day of the Executive’s taxable year next following the Executive’s taxable year in which the Executive incurs the expense.

(ii)shall pay, or reimburse the Executive for, the cost of a single country club member fees, dues and business-related expenses. The Company shall make any such reimbursement or payments under this Section 3(e)(ii) as soon as administratively practicable following submission of such written evidence of such expenses as the Company may require, but in no event will such reimbursements or payments be made later than the last day of the Executive’s taxable year next following the Executive’s taxable year in which the Executive incurs the expense.

(iii)will purchase for the Executive and pay all of the premiums for an individual life insurance policy on the life of the Executive with death proceeds equal to six (6) times the Executive’s Base Salary. The Executive will be the owner of such policy and may name the beneficiary therefor. The Company shall have no obligation to provide this insurance coverage following the termination of Executive’s employment, notwithstanding any other provision of this Agreement.

(iv)    agrees that the Executive shall be entitled to six (6) weeks of vacation in any year of the term of employment hereunder, subject to the terms of the Company’s vacation policy.

        (f)    MODIFICATION OF BENEFITS. Without by implication limiting the foregoing, during the three (3) years following a Change in Control, the Executive’s compensation, including Base Salary, incentive compensation opportunity, SERP opportunity, other benefits and fringe benefits shall not be reduced. Notwithstanding the foregoing, the Company shall be entitled to modify the group health benefits provided such modifications are applicable to all similarly situated executive officers and management employees. To the extent that the Company is not able to continue life, group health or similar benefits as a result of the terms of the applicable plans or insurance policies, the Company shall pay the Executive the cost, no less frequently than monthly, that the Executive must incur to obtain such benefits privately.

        (g)    Notwithstanding the other provisions of this Agreement, all compensation or payments hereunder shall be subject to any “clawback” or similar or obligation currently in effect or required to be implemented by the Company by applicable law or stock exchange rule.

        (h)    SECURITY. For security and safety reasons, the Company requires that the Executive use a Company-provided aircraft for both business and personal use on condition that any non North American use of a Company-provided aircraft for personal purposes requires the prior written approval of the Chair of the Talent and Compensation Committee. Family members and friends may accompany the Executive on business and personal trips on a Company-provided aircraft, provided that they may not use a Company-provided aircraft if not accompanying the Executive. The Executive will not be grossed-up for any federal, state or other taxes resulting from personal use of Company-provided aircraft by the Executive, his family members or his friends.

    4.    RESTRICTIVE COVENANTS

        (a)    ACKNOWLEDGMENTS. The Executive acknowledges that as an Executive Officer of the Company (i) he frequently will be exposed to certain “Trade Secrets” and “Confidential Information” of the Company (as those terms are defined in Subsection 4(b)), (ii) his responsibilities on behalf of the Company will extend to all geographical areas where the Company is doing business, and (iii) any competitive activity on his part during the term of his employment and for a reasonable period thereafter would necessarily involve his use of the Company’s Trade Secrets and Confidential Information and, therefore, would unfairly threaten the Company’s legitimate business interests, including its substantial investment in the proprietary aspects of its business and the goodwill associated with its customer base. Moreover, the Executive acknowledges that, in the event of the termination of his employment with the Company, he would have sufficient skills to find alternative, commensurate work in his field of expertise that would not involve a violation of any of the provisions of this Section 4. Therefore, the Executive acknowledges and agrees that it is reasonable for the Company to require him to abide by the covenants set forth in this Section 4. The parties acknowledge and agree that if the nature of the Executive’s responsibilities for or on behalf of the Company and the geographical areas in which the Executive must fulfill them materially change, the parties will execute appropriate amendments to the scope of the covenants in this Section 4.

        (b) DEFINITIONS.

(i)    “Business of Company” means designing, manufacturing, marketing, and distributing agricultural equipment.

(ii)    “Material Contact” as used in the non-solicitation provision below means personal contact, or the supervision of the efforts of those who have personal contact, with an existing or potential Customer or Vendor in an effort to further or create a business relationship between the Company and such existing or potential Customer or Vendor.

(iii)    “Confidential Information” means information about the Company, its Executives, and Customers, which is not generally known outside of the Company, which the Executive learns of in connection with the Executive’s employment with the Company, and which would be useful to competitors of the Company or potentially harmful to the Company’s reputation. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (2) the terms upon which the Company hires employees and provides services to its Customers; (3) the nature, origin, composition and development of the Company’s products and services; and (4) the manner in which the Company provides products and services to its Customers.

(iv)    “Trade Secrets” means Confidential Information which meets the additional requirements of the Georgia Trade Secrets Act.

(v)    “Territory” means those countries and areas as more particularly set forth on Exhibit A attached hereto.

        (c)    COVENANT OF CONFIDENTIALITY. During the term of this Agreement, the Executive agrees only to use and disclose Confidential Information in connection with his duties hereunder and to otherwise maintain the secrecy of the same. The Executive agrees that for a period of five (5) years following the cessation of his employment for any reason, he shall not directly or indirectly divulge or make use of any Confidential Information or Trade Secrets of the Company without prior written consent of the Company. The Executive further agrees that if he is questioned about information subject to this Agreement by anyone not authorized to receive such information, he will promptly notify the General Counsel. This Agreement does not limit the remedies available under common or statutory law, which may impose longer duties of non-disclosure. To the extent not prohibited by applicable law, the Executive will immediately notify the General Counsel if he receives any subpoenas which could require the disclosure of Confidential Information, so that the Company may take whatever actions it deems necessary to protect its interests. For the avoidance of doubt, nothing herein shall limit Executive’s ability to report violations of law to the Securities and Exchange Commission or other governmental authority or to respond to inquiries from a governmental authority.

        (d)    COVENANT OF NON-COMPETITION. The Executive agrees that while employed by the Company and for a period of twenty-four (24) months following the cessation of his employment for any reason, he will not compete with the Business of Company by performing services of the same or similar type as those he performed for the Company as an employee, contractor, consultant, officer, director or agent for any person or entity engaged in the Business of Company. Likewise, during such twenty-four (24)-month period, the Executive will not perform activities of the type which in the ordinary course of business would involve the utilization of Confidential Information or Trade Secrets protected from disclosure by Section 4(c) of this Agreement; provided, the Executive still must comply with the restrictions in Section 4(c). This paragraph restricts competition only within the Territory.

        (e)    COVENANT OF NON-SOLICITATION. The Executive agrees that while employed by the Company and for a period of twenty-four (24) months following the cessation of his employment for any reason, he will not directly or indirectly solicit or attempt to solicit any business in competition with the Business of Company from any of the Customers with whom the Executive had Material Contact within the last 18 months of his employment with the Company. The Executive further agrees that for a period of twenty-four (24) months following the cessation of his employment, he will not directly or indirectly solicit or attempt to solicit any Vendors of the Company with whom he had Material Contact during the last 18 months of his employment with the Company to provide services to any person or entity which competes with the Business of Company.

        (f)    COVENANT OF NON-RECRUITMENT. The Executive agrees that while employed by the Company and for a period of twenty-four (24) months following the cessation of his employment for any reason, he will not directly or indirectly solicit or attempt to solicit any other employee of the Company for the purpose of encouraging, enticing, or causing said employee to voluntarily terminate employment with the Company.

        (g)    COVENANT TO RETURN PROPERTY AND INFORMATION. The Executive agrees to return all of the Company’s property within seven (7) days following the cessation of his employment for any reason. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to the Executive, or which the Executive has developed or collected in the scope of his employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers.

        (h)    ASSIGNMENT OF WORK PRODUCT AND INVENTIONS. The Executive hereby assigns and grants to the Company (and will upon request take any actions needed to formally assign and grant to the Company and/or obtain patents, trademark registrations or copyrights belonging to the Company) the sole and exclusive ownership of any and all inventions, information, reports, computer software or programs, writings, technical information or work product collected or developed by the Executive, alone or with others, during the term of the Executive’s employment. This duty applies whether or not the forgoing inventions or information are made or prepared in the course of employment with the Company, so long as such inventions or information relate to the Business of Company and have been developed in whole or in part during the term of the Executive’s employment. The Executive agrees to advise the Company in writing of each invention that Executive, alone or with others, makes or conceives during the term of Executive’s employment. Inventions which the Executive developed before the Executive came to work for the Company, if any, are as follows: None.

        (i)    REMEDIES FOR VIOLATION OF RESTRICTIVE COVENANTS. The Executive acknowledges that the Company would suffer irreparable harm if the Executive fails to comply with the foregoing, and that the Company would be entitled to any appropriate relief, including money damages, injunctive and other equitable relief and attorneys’ fees. The Executive agrees that the pendency of any claim whatsoever against the Company shall not constitute a defense to the enforcement of these restrictive covenants.

        (j)    SEVERABILITY. In the event that any one or more of the provisions of these restrictive covenants shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in these restrictive covenants shall be held to be excessively broad as to duration, activity or subject, the parties authorize the Court in which such action is pending to modify said covenants and enforce them to the extent that the Court deems reasonable.

    5.    TERMINATION.

        (a)    DEATH. Executive’s employment shall terminate upon the death of the Executive, provided, however, that for purposes of the payment of Base Salary to the Executive, the death of the Executive shall be deemed to have occurred ninety (90) days from the last day of the month in which the death of the Executive shall have occurred, and the payment terms of Section 5(f) that relate to the payment of Base Salary following death shall apply.

        (b)    DISABILITY. Executive’s employment and all obligations of the Company hereunder shall terminate upon a finding that the Executive is disabled under the Company’s group long term disability plan.

        (c)    CAUSE. The Company may terminate the Executive’s employment hereunder for Cause by giving written Notice of Termination (as defined in Section 5(e)) to the Executive. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon: (i) the conviction of Executive of, or the entry of a plea of guilty, first offender probation before judgment, or nolo contendere by Executive to, any felony; (ii) fraud, misappropriation or embezzlement by Executive; (iii) Executive’s willful failure or gross negligence in the performance of his assigned duties for the Company, which failure or negligence continues for more than or was not remedied within thirty (30) calendar days following Executive’s receipt of written notice of such willful failure or gross negligence; (iv) Executive’s failure to follow reasonable and lawful directives of the Board or his breach of his fiduciary duty to the Company, which failure is not remedied within thirty (30) calendar days following Executive’s receipt of written notice of such failure; (v) any act or omission of Executive that has a demonstrated and material adverse impact on the Company’s business or reputation for honesty and fair dealing, other than an act or failure to act by Executive in good faith and without reason to believe that such act or failure to act would adversely impact on the Company’s business or reputation for honesty and fair dealing; or (vi) the breach by Executive of any material term of this Agreement, which breach continues for more than or was not remedied within thirty (30) calendar days following Executive’s receipt of written notice of such breach.

        (d)    WITHOUT CAUSE; GOOD REASON.

(i)The Company may terminate the Executive’s employment hereunder without Cause, by giving written Notice of Termination to the Executive.

(ii)The Executive may terminate his employment hereunder, with or without Good Reason (as defined below), by giving written Notice of Termination to the Company.

(iii)For the purposes of this Agreement, the Executive shall have “Good Reason” to terminate his employment hereunder upon the occurrence of any one or more of the following events to the extent that there is, or would be if not corrected, a material negative change in the Executive’s employment relationship with Corporation: (a) a material reduction in the Executive’s aggregate Base Salary and incentive compensation opportunity taken as a whole, excluding any reductions in incentive or equity compensation opportunity caused by the performance of the Company or the Executive, including but not limited to, the failure by the Executive to achieve performance targets established from time to time by the Board and/or under the Management Incentive Plan or Long Term Incentive Plan or from below budget performance by the Company; (b) the Company’s failure to make payments of Base Salary and incentive compensation; (c) any material breach in the terms of the Agreement by the Company; or (d) a requirement that the Executive report to any person other than the Board of the Company, or following a Change in Control, the board of the ultimate parent company of the Company; provided, the Executive shall have Good Reason under this Agreement only if the Executive provides the Company notice of a condition described in clause (a), (b), (c) or (d) within ninety (90) days of the initial existence of such condition; the Company subsequently fails to cure the condition within thirty (30) days of such notice, and termination of employment by the Executive for Good Reason occurs within sixty (60) days after the Company’s period for curing such condition has expired.

        (e)    NOTICE OF TERMINATION. Any termination by the Company pursuant to the Subsections (b), (c) or (d)(i) above or by the Executive pursuant to Subsection (d)(ii) above, shall be communicated by written Notice of Termination from the party issuing such notice to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. A date of termination specified in the Notice of Termination (other than pursuant to Subsection (d)(ii) above) shall not be dated earlier than ninety (90) days from the date such Notice is delivered or mailed to the applicable party (except in the event of notice under Subsection (c), which may specify an earlier termination date) and not later than two (2) years after the initial existence of the failure.

        (f)    OBLIGATION TO PAY. Subject to Sections 6, 16 and 17 below, the Company shall (i) pay the compensation specified in this Subsection 5(f) to the Executive as set forth below for the period specified in this Subsection 5(f), (ii) continue to provide, no less frequently than monthly, life insurance benefits during the remainder of the applicable period, including the Severance Period set forth in this Subsection 5(f), and (iii) if and to the extent the Executive (or Executive’s representatives or dependents) timely elects COBRA continuation coverage for himself, his spouse and/or his dependents, pay the Executive, no less frequently than monthly, the cost of COBRA premiums for a period of 18 months or such lesser period as the Executive continues to have COBRA continuation coverage, subject in the case of (ii) and (iii) to the same payments by the Executive that the Executive was required to make prior to termination. Notwithstanding the foregoing, the Company shall be entitled to modify the group health benefits provided such modifications are applicable to all similarly situated executive officers and management employees. To the extent that the Company is not able to continue life or group health benefits as a result of the terms of the applicable plans or insurance policies, the Company shall pay the Executive the cost, no less frequently than monthly, that the Executive must incur to obtain such benefits privately. Any other vested benefits or other amounts, including both cash and stock components, which pursuant to the terms of any Company plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive, including without limitation under the Company’s Long-Term Incentive Plan and Deferred Compensation Plan, will be paid in accordance with terms and conditions of such plans, policies or programs.

If the Executive’s employment shall terminate by reason of death, the estate of the Executive shall be paid (i) an amount equal to the Executive’s Base Salary (at the rate in effect on the date of such termination) through the end of the third month after the month in which the death of the Executive occurred at such intervals as the same would have been paid had the Executive remained in the active service of the Company, and (ii) the Executive’s Base Salary through the date of termination and all reimbursements and bonus amounts accrued or accruable to the Executive through the end of the month in which the death of the Executive occurred, on the same basis as if the Executive had continued employment through such times, and the Company shall have no further obligations to the Executive under this Agreement.

If the Executive’s employment is terminated by reason of disability as determined under the Company’s long term disability plan, the Executive or the person charged with legal responsibility for the Executive’s estate shall be paid (i) Executive’s Base Salary through the date of termination and (ii) all reimbursements and bonus amounts accrued to the Executive through the date Executive’s employment is terminated, on the same basis as if the Executive had continued employment through the date of disability, and the Company shall have no further obligations to the Executive under this Agreement. Any such payments made for the period that occurs after the Executive has a Separation from Service (as defined in Section 16) (e.g., due to the ninety (90)-day notice period of a Notice of Termination) will continue to be paid at such intervals as the same would have been paid had the Executive remained in the active service of the Company.

If the Executive’s employment shall be terminated for Cause or the Executive shall voluntarily resign without Good Reason, he shall be paid (i) his Base Salary through the date of termination specified in the Notice of Termination and (ii) all reimbursements accrued to the Executive through the date Executive’s employment is terminated (but excluding any bonuses accrued through such date), and the Company shall have no further obligations to the Executive under this Agreement.

Unless such termination occurs within two (2) years following a Change in Control, if the Executive’s employment shall be terminated by the Company without Cause or by the Executive for Good Reason (a “Non-Change in Control Termination”), subject to Sections 6, 16 and 17 below, the Company shall pay (x) an amount equal to the Executive’s Base Salary (at the rate in effect on the date of such termination or at the rate in effect on the date before any reduction in Base Salary that resulted in a Good Reason termination) for a period of two (2) years from the date of such termination (such two (2) year period being referred to hereinafter as the “Severance Period”) at such intervals as the same would have been paid had the Executive remained in the active service of the Company, plus (y) a bonus in an amount equal to the three (3) year average of the awards earned in, and received or receivable by the Executive for, the prior two (2) completed years and the current year’s trend (based upon results through the calendar month most recently completed prior to the termination, extrapolated for the complete year) multiplied by two (2) times, which amount shall be paid in a lump sum within thirty (30) days after the date of such termination; provided, however, that notwithstanding the foregoing, the Executive shall not be entitled to any severance payments under clauses (x) and (y) of this sentence upon and after reaching age 65. The Executive shall have no further right to receive any other compensation, benefits or perquisites after the date of termination of employment except as determined under the terms of this Agreement or any applicable employee benefit plans or programs of the Company or under applicable law.

If within two (2) years following a Change in Control the Executive’s employment shall be terminated by the Company without Cause or by the Executive for Good Reason (a “Change in Control Termination”), subject to Sections 6, 16 and 17 below, the Company shall immediately pay, and in all events within thirty (30) days after the date of termination, the Executive the sum of (x) three (3) times the Executive’s Base Salary (at the rate in effect on the date of such termination or at the rate in effect on the date before any reduction in Base Salary that resulted in a Good Reason termination), (y) a pro rata portion of the bonus or other incentive benefits to which the Executive would have been entitled for the year of termination had the Executive remained employed for the entire year with performance assumed to be at current year’s trend (based upon results through the calendar month most recently completed prior to the termination, extrapolated for the complete year), plus (z) a bonus in an amount equal to the three (3) year average of the awards earned in, and received or receivable by the Executive for, the prior two (2) completed years and the current year’s trend (based upon results through the month most recently complete prior to the termination, extrapolated for the complete year) multiplied by three (3) times. Any payment due to the Executive with respect to clause (y) that is calculated based upon the Company’s Management Incentive Plan shall be reduced by any similar amounts received by the Executive under such plan for the year of termination. Notwithstanding the foregoing in clause (z) above, if the Executive incurs a Change in Control Termination in 2021 or 2022, the following applicable amount shall be substituted for the amount otherwise determined in clause (z): (i) if the Executive’s employment terminates in 2021, the amount of the bonus to which the Executive would have been entitled for the year of termination had the Executive remained employed for the entire year with performance assumed to be at current year’s trend (based upon results through the calendar month most recently completed prior to the termination, extrapolated for the complete year), times three (3); and (ii) if the Executive’s employment terminates in 2022, three (3) times the average of the sum of (A) the amount of the bonus that the Executive earned in 2021, and (B) two (2) times the amount of the bonus to which the Executive would have been entitled for the year of termination had the Executive remained employed for the entire year with performance assumed to be at current year’s trend (based upon results through the calendar month most recently completed prior to the termination, extrapolated for the complete year).

Also, notwithstanding the foregoing, in the event of a Change in Control Termination, the Company shall continue the Executive’s life and group health coverage for a period of three (3) years, subject to the same payments by the Executive that the Executive was required to make prior to termination. Notwithstanding the foregoing, the Company shall be entitled to modify the group health benefits provided such modifications are applicable to all similarly situated management employees. To the extent that the Company is not able to continue life or group health benefits as a result of the terms of the applicable plans or insurance policies, the Company shall pay the Executive the cost, no less frequently than monthly, that the Executive must incur to obtain such benefits privately, subject to the same payments by the Executive that the Executive was required to make prior to termination.

For the purposes of this Agreement, the term “Change in Control” shall mean change in the ownership of the Company, change in the effective control of the Company, or change in ownership of a substantial portion of the Company’s assets, as described in Code Section 409A, including (subject to the terms of Code Section 409A) each of the following: (i) a change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possess more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (unless any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, acquires additional stock); (ii) change in the effective control of the Company occurs on the date that either: any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of such Company or a majority of members of the Company’s Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election of such new directors; or (iii) a change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to forty percent (40%) or more of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions unless the assets are transferred to: a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly by the Company; a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of the Company; or an entity, at least fifty percent (50%) of the total value or voting power is owned, directly or indirectly, by a person, or more than one person acting as a group, that owns directly or indirectly, fifty percent (50%) or more of the total value of voting power of all of the outstanding stock of the Company.

The Executive shall have no further right to receive any other compensation, benefits or perquisites after the date of termination of employment except as determined under the terms of this Agreement or any applicable employee benefit plans or programs of the Company or under applicable law.

    6.    CONDITIONS APPLICABLE TO SEVERANCE PERIOD; MITIGATION OF DAMAGES

        (a)    If during the Severance Period, the Executive breaches his obligations under Section 4 above, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments or provide any benefits described in Subsection 5(f) and/or require the Executive to return the gross amount of any payments previously received under this Agreement that the Executive was not otherwise entitled to receive.

        (b)    The Executive shall not be required to mitigate the amount of any payment provided for in Subsection 5(f) by seeking other employment; provided, except in the case of a Change in Control Termination, any such payments shall be reduced by any amounts which the Executive receives or is entitled to receive from another employer with respect to the Severance Period. The Executive shall promptly notify the Company in writing in the event that other employment is obtained during the Severance Period.

    7.    NOTICES. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified first-class mail, postage prepaid, addressed:

        in the case of the Company to:

            AGCO Corporation
            4205 River Green Parkway
            Duluth, Georgia 30096
            Attention: General Counsel

        in the case of the Executive to:

            [REDACTED]

or to such other address as either party shall designate by giving written notice of such change to the other party.

8.ARBITRATION. Any claim, controversy, or dispute arising between the parties with respect to this Agreement, to the maximum extent allowed by applicable law, shall be submitted to and resolved by binding arbitration. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and (except as otherwise specified herein) the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the arbitration is commenced. The venue for the arbitration shall be the Atlanta, Georgia offices of the American Arbitration Association. Either party may notify the other party at any time of the existence of an arbitrable controversy by delivery in person or by certified mail of a Notice of Arbitrable Controversy. Upon receipt of such a Notice, the parties shall attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such Notice. Notice to the Company and the Executive shall be sent to the addresses specified in Section 7 above. If the dispute cannot be resolved within the fifteen (15) day period, either party may file a written Demand for Arbitration with the American Arbitration Association’s Atlanta, Georgia Regional Office, and shall send a copy of the Demand for Arbitration to the other party. The arbitration shall be conducted before a panel of three (3) arbitrators. The arbitrators shall be selected as follows: (a) The party filing the Demand for Arbitration shall simultaneously specify his or its arbitrator, giving the name, address and telephone number of said arbitrator; (b) The party receiving such notice shall notify the party demanding the arbitration of his or its arbitrator, giving the name, address and telephone number of the arbitrator within five (5) days of the receipt of such Demand for Arbitration; (c) A neutral person shall be selected through the American Arbitration Association’s arbitrator selection procedures to serve as the third arbitrator. The arbitrator designated by any party need not be neutral. In the event that any person fails or refuses timely to name his arbitrator within the time specified in this Section 8, the American Arbitration Association shall (immediately upon notice from the other party) appoint an arbitrator. The arbitrators thus constituted shall promptly meet, select a chairperson, fix the time, date(s), and place of the hearing, and notify the parties. To the extent practical, the arbitrators shall schedule the hearing to commence within sixty (60) days after the arbitrators have been impaneled. A majority of the panel shall render an award within ten (10) days of the completion of the hearing, which award may include an award of interest, legal fees and costs of arbitration. The panel of arbitrators shall promptly transmit an executed copy of the award to the respective parties. The award of the arbitrators shall be final, binding and conclusive upon the parties hereto. Each party shall have the right to have the award enforced by any court of competent jurisdiction.

Executive initials:                        Company initials:

    9.    NO WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in a writing signed by the Executive and such officer as may be specifically authorized by the

Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions of this Agreement at the same or at any prior or subsequent time.

    10.    SUCCESSORS AND ASSIGNS. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, and the Executive’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. Neither this Agreement or any rights or obligations of the Executive herein shall be transferable or assignable by the Executive.

    11.    VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. The parties intend for each of the covenants contained in Section 4 to be severable from one another.

    12.    SURVIVAL. The provisions of Section 4 hereof shall survive the termination of Executive’s employment and shall be binding upon the Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees, and the provisions of Section 5 hereof relating to payments and termination of the Executive’s employment hereunder shall survive such termination and shall be binding upon the Company.

    13.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

    14.    ENTIRE AGREEMENT. This Agreement constitutes the full agreement and understanding of the parties hereto with respect to the subject matter hereof, and all prior or contemporaneous agreements or understandings are merged herein. The parties to this Agreement each acknowledge that both of them and their respective agents and advisors were active in the negotiation and drafting of the terms of this Agreement.

    15.    GOVERNING LAW. The validity, construction and enforcement of this Agreement, and the determination of the rights and duties of the parties hereto, shall be governed by the laws of the State of Georgia.

    16.    DEFERRED COMPENSATION PLAN OMNIBUS PROVISIONS.
This Agreement and the amounts payable hereunder are intended to be exempt from, or in compliance with, Code Section 409A; and this Agreement should be construed accordingly. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to, or in connection with, this Agreement which is considered to be “nonqualified deferred compensation” for purposes of Code Section 409A, and not exempt from Code Section 409A, shall be provided and paid in a manner, and at such time, only in connection with a permissible payment event contained in Section 409A (e.g., death or

Separation from Service), and in such form, as complies with the applicable requirements of Code Section 409A, to avoid the unfavorable tax consequences provided therein for non-compliance. For purposes of this Agreement, each payment made hereunder shall be considered a separate payment for purposes of Code Section 409A. If Executive is a “specified employee” (as defined in Code Section 409A) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement, which is considered to be “nonqualified deferred compensation” for purposes of Code Section 409A, is not exempt from Code Section 409A, and is payable upon a Separation from Service, shall be deferred for the six (6)-month period immediately following the date of the Executive’s Separation from Service, as required by Code Section 409A(the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. Any reference to a payment being exempt (or not exempt) from Code Section 409A refers to any applicable exemption available under Code Section 409A, including, without limitation, the short-term deferral rule and severance pay exemptions as provided in Code Section 409A and the Treasury Regulations. For purposes of this Agreement, any termination of employment will be read to mean a “Separation from Service” within the meaning of Code Section 409A, which generally means, in part, that it is reasonably anticipated that the Executive will perform no further services after such date or that the level of bona fide services the Executive would perform after that date (whether as an employee or independent contractor other than a member of the Board) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period. Additionally, to the extent any amounts payable under this Agreement would constitute exempt separation pay if they were to not exceed two times the limit under Code Section 401(a)(17), the amount of the payments that do not exceed two times the limit under Section 401(a)(17) of the Code shall be deemed to be the amounts paid earliest in time. The amount of such payments or expense reimbursements or the provision of in-kind benefits during any calendar year shall not affect the reimbursements or in-kind benefits provided in any other calendar year, and the right to any such payments or in-kind benefits shall not be subject to liquidation or exchange for another benefit or payment. As required by Code Section 409A, but in no way to detract from or excuse the payment deadlines set forth in the operative provisions above in this Agreement, the payment date for any reimbursements shall in no event be later than the last day of the calendar year immediately following the calendar year in which the reimbursed expense was incurred.

    17.    GOLDEN PARACHUTE PROVISIONS. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, prior to the making of any Payment to the Executive, a calculation shall be made comparing (i) the net benefit to the Executive of the Payment after payment of the Excise Tax to (ii) the net benefit to the Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). In that event, adjustments shall be made in the following order: (i) the cash payments provided pursuant to Section 5(f) that are exempt from Code Section 409A shall first be reduced (if necessary, to zero); (ii) then, if further reductions are necessary, benefits provided under Section 5(f) that are exempt from Code Section 409A shall be reduced (if necessary, to zero); (iii) then, if still further reductions are necessary, the cash payments provided pursuant to Section 5(f) that are not exempt from Code Section 409A shall be reduced (if necessary, to zero); (iv) then, if still further reductions are necessary, all of the benefits provided under Section 5(f) that are not exempt from Code Section 409A shall be reduced (if necessary, to zero); (v) then, if still further reductions are necessary, any equity awards that are part of the excess parachute payment and that are exempt from Code Section 409A shall be reduced (if necessary, to zero); and (vi) finally, if still further reductions are necessary, any equity awards that are part of the excess parachute payment and that are not exempt from Code Section 409A shall be reduced (if necessary, to zero). The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in clauses (i) and (ii) of the foregoing sentence shall be made by an independent accounting firm selected by Company and reasonably acceptable to the Executive, at the Company’s expense (the “Accounting Firm”), and the Accounting Firm shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

    18.    COOPERATION. At the Company’s expense, the Executive agrees to cooperate with the Company following the Executive’s termination for any reason to transition the Executive’s duties and responsibilities. At the Company’s expense, the Executive also agrees to cooperate with the Company in connection with any litigation, investigation or other legal matters involving the Company.

    19.    PARTIES IN INTEREST. Nothing in this Agreement shall be construed to be to the benefit of any third party, nor is it intended that any provision herein shall be for the benefit of any third party.

    20.    OTHER CONTRACTUAL OBLIGATIONS. The Executive agrees and covenants that the Executive will not be in violation of any legal or contractual duty to which the Executive is subject, including any restriction on working with a competitor, soliciting certain customers or using or disclosing confidential information or trade secrets, by performing services pursuant to this Agreement. The Executive agrees that, should the Executive be found to have violated a legal or contractual duty as a result of performing services for the Company, the Executive will indemnify and hold harmless the Company for any damages, costs or attorney fees the Company incurs as a result of any legal proceeding, or threats thereof, brought against the Company for the performance of such services by the Executive.

    21.    NOTIFICATION OF NEW EMPLOYER. The Executive agrees that, in the event that the Executive leaves the employment of the Company for any reason, the Executive, for so long as any of the provisions of Section 4 remain applicable, will provide a copy of Section 4 to his new employer and consents to the notification of the Executive’s new employer of the rights and obligations set forth in Section 4.

    22.    MODIFICATION AND AMENDMENT. No provision of this Agreement may be modified or amended unless such modification or amendment is approved by the Board and agreed to in a writing signed by the Executive and the Company. No evidence of any purported modification or amendment shall be offered or received in evidence in any proceeding between the parties hereto arising out of or affecting this Agreement or the rights or obligations or any party hereunder, unless such modification or amendment complies with the foregoing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

AGCO CORPORATION

By:        /s/ Roger Batkin
    Name: Roger Batkin
    Title: Senior Vice President, General Counsel and Corporate Secretary

EXECUTIVE

    /s/ Eric Hansotia
    Name: Eric Hansotia
    Date: 12/16/2025

Exhibit A

Territory for Purposes of Employment and Severance Agreement

[Territories]

AFGHANISTAN
ALBANIA
ALGERIA
ANGOLA
ANTIGUA AND BARBUDA
ARGENTINA
AUSTRALIA
AUSTRIA
AZORES
BAHRAIN
BANGLADESH
BARBADOS, WEST INDIES
BELGIUM
BENIN
BOLIVIA
BOSNIA
BRAZIL
BULGARIA
BURUNDI
CAMEROON
CANADA
CENTRAL AFRICAN REPUBLIC
CHILE
CHINA
COLOMBIA
CONGO
CONGO, DEM REP
COSTA RICA
CROATIA
CYPRUS
CZECH REPUBLIC
DENMARK
DJIBOUTI
ECUADOR
EGYPT
EL SALVADOR
ESTONIA

ETHIOPIA
FIJI
FINLAND
FRANCE
FRENCH GUIANA
FRENCH POLYNESIA
GABON
GAMBIA
GEORGIA
GERMANY
GHANA
GREECE
GUADELOUPE
GUATEMALA
GUYANA
HAITI
HONDURAS
HONG KONG
HUNGARY
I.RO. IRAN
ICELAND
INDIA
INDONESIA
IRAQ
IRELAND
ISRAEL
ITALY
IVORY COAST
JAMAICA, WEST INDIES
JAPAN
JORDAN
KAZAKHSTAN
KENYA
KUWAIT
LATVIA
LEBANON
LIBYA
LITHUANIA
LUXEMBOURG
MACEDONIA
MACEDONIA
MADAGASCAR
MALAWI
MALAYSIA

MALI
MARTINIQUE
MAURITIUS
MEXICO
MOROCCO
MOZAMBIQUE
MYANMAR
NEPAL
NETHERLANDS
NEW CALEDONIA
NEW ZEALAND
NIGERIA
NORWAY
OMAN
PAKISTAN
PALESTINE
PAPUA NEW GUINEA
PERU
PHILIPPINES
POLAND
PORTUGAL
PUERTO RICO
QATAR
REP. OF PANAMA
REP. OF ZAMBIA
ROMANIA
RUSSIA
RWANDA
SAMOA
SAUDI ARABIA
SENEGAL
SERBIA AND MONTENEGRO
SEYCHELLES
SINGAPORE
SLOVAKIA
SLOVENIA
SOLOMON ISLANDS
SOUTH AFRICA
SOUTH KOREA
SPAIN
SRI LANKA
SUDAN
SURINAME
SWEDEN

SWITZERLAND
SYRIA
TAIWAN
TANZANIA
THAILAND
THE DEM. REP. OF THE CONGO
TOGO
TONGA
TRINIDAD AND TOBAGO
TUNISIA
TURKEY
UGANDA
UKRAINE
UNITED ARAB EMIRATES
UNITED KINGDOM
UNITED STATES OF AMERICA
URUGUAY
VIETNAM
ZIMBABWE